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                       SECURITIES AND EXCHANGE COMMISSION

                                 WASHINGTON, DC

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(A) OF THE
                         INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

A. Name:                   Transamerica Corporate Separate Account Sixteen

B. Address of Principal Business Office (No. & Street, City, State, Zip Code):

                           4333 Edgewood Road, NE
                           Cedar Rapids, Iowa 52499

C. Telephone Number (including area code):

                           (319) 398-8511

D. Name and Address of Agent for Service of Process:

                           Frank A. Camp, Esq.
                           Transamerica Life Insurance Company
                           4333 Edgewood Road, N.E.
                           Cedar Rapids, Iowa 52499

  Copy To:

                           Frederick R. Bellamy, Esq.
                           Sutherland Asbill & Brennan LLP
                           1275 Pennsylvania Avenue, N.W.
                           Washington, D.C. 20004-2415

E. CHECK APPROPRIATE BOX:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                           Yes [X]       No [ ]

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                              FORM N-8A SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, Registrant has caused this notification of registration to be duly signed on behalf of Registrant in the City of Cedar Rapids and the State of Iowa on the 1st day of October, 2003.

                               Transamerica Corporate Separate Account Sixteen (Name of Registrant)

                               By:  Transamerica Life Insurance Company
                               (Name of Depositor)

                               /s/ Larry N. Norman
                               ---------------------------
                               By: Larry N. Norman
                               Title: President

Attest: /s/ Ken Turnquist
       ---------------------------
       By: Ken Turnquist
       Title: AVP